HIGHLAND HOLDINGS INTERNATIONAL, INC.
                               480 Route 9, North
                          Englishtown, New Jersey 07726

                                 (732) 617 2855

                              INFORMATION STATEMENT

                              Dated: July 25, 2002

      We are furnishing this information statement to holders of Highland Holdings International, Inc. ("Company") common stock in connection with the previous approval of our board of directors of the matters described below and the subsequent approval by written consent of a majority vote of our stockholders. All corporate approvals in connection with these matters have been obtained and this information statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934 and by Section 228(e) of the Delaware General Corporation Law.

 We Are Not Asking You for a Proxy or Consent and You Are Requested Not to send
                             Us a Proxy or Consent.

      The record date for determining stockholders entitled to receive this information statement has been established as of the close of business on June 24, 2002. As of January 31, 2002, approximately 7,046,327shares of common stock and 2,646,533 shares of Series A Voting Convertible Preferred Stock ("Preferred Stock") (convertible into 13,232,665 shares of common stock ) were issued and outstanding. Each share of our common stock and Preferred Stock entitles its holder to one vote on all matters submitted to a vote of the stockholders.

                   AMENDMENTS TO CERTIFICATE OF INCORPORATION

      The amendments to the Company's Certificate of Incorporation described below were unanimously approved by our Board of Directors. In addition, all holders of our Preferred Stock and holders of a majority of the votes of our common stock approved the amendments by written consent. The amendments do not affect the percentage of ownership of a shareholder in our company nor require a stockholder to take any action regarding exchanging his or her stock certificate. The amendments will provide for

      1.    changing the name of the Company to E Street Capital Services, Inc.

      2. implementing two reverse stock splits previously approved by the Company.

      Change of Name. The business of the Company is that of a multifaceted securities and financial solutions company that develops and licenses software for the financial services industry and systems and hardware architecture for use in both Internet and traditional securities services and operations, including market making. Changing the name of the Company to E Street Capital Services, Inc. is more descriptive of our business than the present name.

      Implementing Two Prior Reverse Stock Splits. Our Board of Directors and stockholders had previously approved a 7:1 reverse split of our common stock in July 1998 and a 15:1 reverse split in January 2001. However, the resolutions adopted by the Board of Directors and stockholders approving these two reverse stock splits did not reference an amendment to the Company's Certificate of Incorporation, nor did the Company file Certificates of Amendment to the Certificate of Incorporation to implement these reverse stock splits. As a result, the Company intends to amend its Certificate of Incorporation at this time to give effect to these two reverse stock splits, which cumulatively represent a 105:1 reverse split our common stock, and to provide that this reverse split will not result in an adjustment to the conversion terms our Preferred Stock.

      Notwithstanding the technical omission of not filing a Certificate of Amendment to implement these two reverse splits, we have maintained our stock records, reported out stock ownership and, from time to time, issued additional shares of our common stock and made awards under our Stock Program as it we had fully implemented both reverse stock splits. In this regard, our Board of Directors evaluate the consideration we received from the various stock issuance based on the actual number of shares issue in those transactions.

      In order to ensure that the actual implementation of the two previously approved stock splits does not create an inequitable result, the Board of Directors has also taken the following actions:

      o directed our transfer agent to eliminate any adjustments made on the stock register to reflect the reverse stock splits in July 1998 and January 2001:

      o authorized the issuance of additional shares of our common stock without payment additional consideration to holders to whom we have issued shares since July 1998 such that, after giving effect to both the 105:1 reverse split and such additional issuances, those holders hold the same number of shares that our records show them owning before those actions; and

      o provided that the implementation of the 105:1 reverse split will not result in any adjustment to the number of shares covered by the Stock Program or any awards previously made thereunder.

      The foregoing actions, when combined with the filing of the Certificate of Amendment will result in no changes to your stock ownership when compared to what our records currently show you own.

      The Certificate of Amendment is attached as Exhibit A to this information statement. We will file it twenty days after we have mailed this information statement to our stockholders, and, it will become effective at that time.

                              EXCHANGE TRANSACTION

In June of 2001, the Company entered into an agreement with E Street Access, Inc. ("E Street") and certain of its stockholders calling for an exchange of E Street shares for shares of the Company on a one for one basis. Messrs. John Derrico, Warren B. Minton and Joseph Schultz, officers of E Street exchanged their E Street shares for Preferred Stock (and common stock) because there was not a sufficient number of shares of common stock authorized to exchange for shares of E Street. When the Company has increased its number of authorized shares, the Preferred Stock is automatically converted into 13,232,665 shares of common stock. The remaining shareholders of E Street will be offered the opportunity to exchange their shares for shares of the Company also on a one for one basis. If all the remaining shareholders of E Street, approximately 100 persons or entities, exchange their shares for shares of the Company approximately 9,436,676 shares will be issued to the E Street shareholders. In addition 1,000,000 shares of the Company have been made available for issuance under its stock compensation program.

                              NO DISSENTERS RIGHTS

      The corporate actions described in this information statement will not afford our stockholders the opportunity to dissent from the actions described in this information statement or to receive an agreed or judicially appraised value for their shares of our common stock as a result of those actions.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides you with certain information, as of January 31, 2002 regarding the beneficial ownership of our common stock by:

      each person whom we believe beneficially owns more than 5% of our outstanding voting stock;

      each executive officer and director; and

      all our executive officers and directors as a group.

      In accordance with the rules promulgated by the Securities and Exchange Commission, the ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of Preferred Stock or other security. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by that person.

Name and address (1)                  Amount and Nature of
of Beneficial Owner                   Beneficial Ownership      Percent of Class

John Derrico                                4,566,667                 22.5

John Demoleas                               1,111,679                  5.4

Warren B. Minton                            5,200,000(2)              23.4

Joseph Schultz                              5,200,000                 23.4

Lorraine Schneider                          2,000,000                  9.8

George Nadas                                   23,267                   --

All executive officers and
directors as a group (5) persons)          16,101,613                 89.2

(1) 480 Route 9, North, Englishtown, NJ 07726

(2) includes 750,000 shares owned by Lisa H. Minton, wife of Warren B. Minton. Mr. Minton disclaims any beneficial interest in the shares.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board may from time to time determine.

Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to receive liquidation distributions. Upon a liquidation, dissolution or winding-up of our Company, the assets legally available for distribution to stockholders would be distributable ratably among the holders of the common stock subject to the rights of holders of our Series A Voting Preferred Stock.

PREFERRED STOCK

The Preferred Stock has been designated in connection with certain contractual obligations of the Company to issue common stock to third parties when the Company does not have a sufficient number of authorized but unissued common stock for such purpose. Except as set forth in a Certificate of Designations, each share of Preferred Stock has the same voting rights as common stock and upon stockholder approval of an increase in the number of authorized shares of common stock, will be exchanged for five shares of common stock. The Preferred Stock shall rank prior to common stock upon liquidation, dissolution or winding up of the Company. The Preferred Stock shall rank on par with the common stock with respect to dividends.

                        EXPENSES OF INFORMATION STATEMENT

      The expenses of mailing this information statement will be borne by the Company, including expenses in connection with the preparation of this information statement and all documents which may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the information statement to the beneficial owners of the common stock held of record by such persons and that the Company will reimburse them for their reasonable expenses incurred in connection therewith.

                                             By Order of the Board of Directors:


                                             By:
                                                     /s/ John Demoleas
                                                         Secretary
July 25, 2002

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                      HIGHLAND HOLDINGS INTERNATIONAL, INC.

      Highland Holdings International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, pursuant to a Certificate of Incorporation that was originally filed on March 23, 1992, as amended, DOES HEREBY CERTIFY THAT:

      FIRST: The Board of Directors of Highland Holdings International, Inc. (the "Corporation"), pursuant to a unanimous written consent dated as of July 23, 2002 duly adopted resolutions setting forth proposed amendments of the Certificate of Incorporation of the Corporation and of the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Voting Convertible Preferred Stock (collectively, the "Amendments"), declaring the Amendments to be advisable and in the best interests of the Corporation and its stockholders, and directing that the Amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed Amendments are as follows:

            RESOLVED, that the Board of Directors hereby declares it advisable and in the best interest of the Corporation and its stockholders that Article First of the Certificate of Incorporation, as amended, be amended and restated in its entirety so as to provide in full as follows:

                                  ARTICLE FIRST

            The name of the corporation (hereafter called the "corporation") is E Street Capital Services, Inc.

            FURTHER RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation and its stockholders that Article Fourth of the Certificate of Incorporation, as amended, be amended and restated in its entirety so as to provide in full as follows:

                                 ARTICLE FOURTH

                                     CAPITAL

      The aggregate number of shares of stock which the corporation shall have authority to issue is twenty-five million, which are divided into five million shares of Preferred Stock of a par value of one mil ($0.001) each and twenty million shares of Common Stock of a par value of one mil ($0.001) each, which shares of stock may be issued from time to time in one or more classes or one or more series within any class thereof, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

      Effective as of 5:00 p.m. Eastern time (the "Effective Time") on the date of filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of the Certificate of Incorporation of the Corporation, as amended, amending and restating this Article Fourth, each one hundred and five shares of Common Stock issued and outstanding or (if any) held in treasury immediately prior to the Effective Time ("Old Common Stock") shall be automatically reclassified and changed into one validly issued, fully paid and nonassessable share of Common Stock.

      FURTHER RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation that Paragraph G(5) of the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Voting Convertible Preferred Stock as filed on August 22, 2001 be amended by adding thereto a new Subparagraph G(5)(f) to read in its entirety as follows:

                  (f) Adjustment Exclusion. Notwithstanding the foregoing
            provisions of this paragraph 5, no adjustment shall be made in the Conversion Ratio as a result of the reclassification of the Corporation's Common Stock in the form of a 105:1 reverse stock split pursuant to a Certificate of Amendment to be filed after January 1, 2002.

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Amendments were submitted to the stockholders of the Corporation for their consideration and, in lieu of a meeting, the holders of a majority of the outstanding shares of the Corporation's Series A Voting Convertible Preferred Stock and Common Stock, acting as a single class, and the holders of a majority of the outstanding shares of the Corporation's Series A Voting Convertible Preferred Stock, acting as a separate class, consented in writing to the adoption of the Amendments pursuant to Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the Amendments were duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware, and written notice has been given to the stockholders of the Corporation who did not consent in writing to the adoption of the Amendments in accordance with the requirements of said Section 228.